EXHIBIT 99.(d)(xv)

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (this “Agreement”) is made and entered into this 1st day of December 2006 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (the “Investment Trust”) with respect to the Lord Abbett Core Fixed Income Fund, Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett Total Return Fund, and Lord Abbett U.S. Government & Government Sponsored Enterprises Fund (each a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.               With respect to each of the Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett Core Fixed Income Fund, and Lord Abbett Total Return Fund, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety basis points (0.90%) for Class A shares of the Funds, (b) one hundred and fifty-five basis points (1.55%) for Class B shares of the Funds, (c) one hundred and fifty-five basis points (1.55%) for Class C shares of the Funds, (d) one hundred basis points (1.00%) for Class P shares of the Funds, and (e) fifty-five basis points (0.55%) for Class Y shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 3 below.

2.               With respect to the Lord Abbett U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred basis points (1.00%) for Class A shares of the Fund, (b) one hundred and sixty-five basis points (1.65%) for Class B shares of the Fund, (c) one hundred and sixty-five basis points (1.65%) for Class C shares of the Fund, (d) one hundred and ten basis points (1.10%) for Class P shares of the Fund, and (e) sixty-five basis points (0.65%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

3.               Lord Abbett’s commitment described in paragraphs 1 and 2 will be effective from December 1, 2006 through March 31, 2008.

IN WITNESS WHEREOF, Lord Abbett and the Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

Lord Abbett Investment Trust

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel